Exhibit 99.1
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS REPORTS SECOND QUARTER FINANCIAL RESULTS–
Seattle, WA — July 28, 2005 — Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for its second quarter ended June 30, 2005. As previously announced, the Company will hold a conference call with analysts at 10:30 AM EDT today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.
For the second quarter of 2005, the Company reported a net loss of $5.3 million, or $0.06 per share, compared to $4.5 million, or $0.05 per share for the second quarter of 2004. For the six months ended June 30, 2005, the Company reported a net loss of $10.0 million, or $0.12 per share, compared to $9.3 million, or $0.12 per share for the same period in 2004.
Revenue for the three months ended June 30, 2005 was $1.5 million, compared to $2.8 million for the second quarter of 2004, and was $3.5 million for the six months ended June 30, 2005, compared to $4.1 million for the same period in 2004. Revenue in 2005 and 2004 consisted primarily of development revenue earned under the HIV/AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI) and reflect decreased activity levels as planned compared to 2004.
“We’ve continued to make good progress during the first half of the year by both advancing our clinical programs and leveraging value from our leadership position in AAV development infrastructure and capabilities through new collaborations. In our inflammatory arthritis program, we met our goal of providing data mid-year, and based on having met the primary endpoints in the study, we are now positioned to move the program forward and begin the next clinical trial in the third quarter.” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Our HIV/AIDS vaccine program is the initial step in a comprehensive development strategy and we are moving the program forward with the goal of presenting additional clinical trial data at the end of the year. We also continue to make progress in our preclinical programs and are excited about the breakthrough work of our collaborators in congestive heart failure and Huntington’s disease.”

Operating expenses were $6.6 million for the second quarter of 2005, down from $7.1 million for the second quarter of 2004. This decrease reflects a decrease in general and administrative cost from $2.1 million in 2004 to $1.7 million in 2005, primarily as a result of the sale of the Company’s cell therapy subsidiary in July 2004. Operating expenses remained relatively flat at $13.2 million for the six months ended June 30, 2005, compared $13.3 million for the same period in 2004. Year to date operating expenses reflect a decrease in general and administrative expenses and an increase in research and development expenses associated with the Company’s arthritis and AIDS vaccine clinical programs, and its preclinical programs in congestive heart failure and Huntington’s disease.
Second quarter highlights include:
•	Reported preliminary results of the Phase I clinical trial of tgAAC94 in patients with inflammatory arthritis; demonstrated safety and observed improvements in arthritic signs and symptoms that support continued study of tgAAC94;
•	Highlighted Targeted Genetics’ AAV technology assets in 8 presentations at the 8th Annual Meeting of the American Society of Gene Therapy;
•	Issued three additional patents covering Targeted Genetics’ AAV vector patent portfolio and approach to increase carrying capacity of AAV vectors, providing expanded potential for future product development and partnering opportunities;
•	Announced breakthrough research by collaborator Dr. Beverly Davidson of the University of Iowa in Huntington’s Disease.
About Targeted Genetics
Targeted Genetics Corporation develops molecular medicines for the prevention and treatment of acquired and inherited diseases. The Company has clinical product development programs targeting inflammatory arthritis and AIDS prophylaxis. The Company also has a promising pipeline of preclinical product development programs focused on, congestive heart failure, Huntington’s disease, and hyperlipidemia. For more information about Targeted Genetics, visit its website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our intellectual property, research programs and clinical trials, our product development and our potential development platforms including AAV vectors and other statements about our plans, objectives, intentions and expectations. In particular, the statements regarding the Company’s pipeline and potential application of the research to any future product candidates are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, results of animal research are not necessarily indicative of results in humans, the timing, nature and results of our research, potential development of alternative technologies or more effective products by competitors, our ability to obtain and maintain regulatory or institutional approvals, our ability to obtain, maintain and protect our intellectual property and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the period ended March 31, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
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TARGETED GENETICS CORPORATION
(unaudited, in thousands, except per share information)

	Quarter ended June 30,		Year-to-date ended June 30,
Statement of Operations Information:	2005	2004	2005	2004
Revenue under collaborative agreements	$1,462	$2,761	$3,462	$4,081

Operating expenses:
Research & development	4,808	4,828	9,347	9,065
General & administrative	1,660	2,066	3,545	3,816
Restructure charges	119	221	338	416
Total expenses	6,587	7,115	13,230	13,297

Loss from operations	(5,125)	(4,354)	(9,768)	(9,216)

Investment income (loss)	(33)	21	67	145
Interest expense	(136)	(117)	(265)	(237)
Net loss	$(5,294)	$(4,450)	$(9,966)	$(9,308)

Net loss per common share	$(0.06)	$(0.05)	$(0.12)	$(0.12)

Shares used in computation of net loss per common share	85,628	81,604	85,628	77,239

TARGETED GENETICS CORPORATION
(in thousands)

	June 30,	December 31,
Balance Sheet Information:	2005	2004
	(unaudited)

Cash and cash equivalents	$25,609	$34,096
Other current assets	761	1,057
Property and equipment, net	2,150	2,495
Other assets	31,850	32,317
Total assets	$60,370	$69,965

Current liabilities	$4,576	$3,995
Long-term obligations and other liabilities	15,992	16,208
Shareholders’ equity	39,802	49,762
Total liabilities and shareholders’ equity	$60,370	$69,965

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